[Company Stationary]

July 17, 2001



Dear Stockholder:

     On July 10, 2001, the Board of Directors of American Skiing Company (the "Company") unanimously approved the terms of a Securities Purchase Agreement (the "Securities Purchase Agreement") with Oak Hill Capital Partners, L.P. ("Oak Hill"), the Company's largest investor, and affiliates of Oak Hill, for the sale by the Company to Oak Hill and its affiliates of $12.5 million in junior subordinated debt and 1 million shares of the Company's common stock. Under the terms of the Securities Purchase Agreement, Oak Hill has agreed to (i) fund an additional $2.5 million under its term loan to our subsidiary, American Skiing Company Resort Properties, Inc. ("ASCRP") and (ii) guaranty a capital lease of up to $14 million in favor of one of the Company's subsidiaries. ` the Company will issue to Oak Hill $40 million in series C-1 preferred stock and approximately $138 million in series C-2 preferred stock of the Company. Upon closing of the transactions covered by the Securities Purchase Agreement (the "Transactions") Oak Hill will waive all of its rights under its existing approximately $178 million in series B preferred stock, other than its rights regarding the election of directors. The Company will not receive additional capital by virtue of its issuance of the Series C-1 and C-2 preferred stock to Oak Hill. Despite the fact that the Series D preferred stock is not convertible into the Company's common stock, it is intended to be a common stock equivalent in certain respects. Prior to conversion of any of the Company's existing convertible securities or the convertible securities issued to Oak Hill pursuant to the Securities Purchase Agreement, the dilution resulting from the Transactions is approximately 3.3%. On a fully diluted basis, taking into account conversion of all of the Company's existing securities and the convertible securities issued to Oak Hill pursuant to the Securities Purchase Agreement, the dilution resulting from the Transactions is approximately 12.6%. The conversion prices of the Company's existing convertible securities and the convertible securities issued to Oak Hill pursuant to the Securities Purchase Agreement range from $1.25 to $18.00.

     Although under the Company's Certificate of Incorporation and under the Delaware General Corporation Law the Board of Directors of the Company has authority to issue the Additional Stock without stockholder approval, under the rules of the New York Stock Exchange ("Exchange"), the issuance of the shares of common stock and series C-1 preferred stock would normally require approval of the Company's stockholders according to the Stockholder Approval Policy of the Exchange (the "Stockholder Approval Policy"). However, under the rules of the Exchange, the Financial Distress Exception (the "Financial Distress Exception")

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is available if the delay necessary to seek stockholder approval would seriously jeopardize the financial viability of the Company and if the Company's Audit Committee expressly approves the Company's reliance on the Financial Distress Exception.

     The Audit Committee of the Board of Directors has determined that the delay necessary in securing such stockholder approval for the transactions described above would seriously jeopardize the financial viability of the Company. The determination was based primarily on lack of available liquidity to fund continuing working capital needs of the Company and ASCRP, the Company's pending covenant defaults under several of its senior credit facilities, and the lack of other available alternative sources of liquidity. Upon making such a determination, the Audit Committee expressly approved the Company's omission to seek the shareholder approval that would otherwise have been required under the Exchange's Stockholder Approval Policy. The Exchange has accepted the Company's application of the Financial Distress Exemption.

     In reliance on the Financial Distress Exception, the Company is hereby mailing to all stockholders on or about July 17, 2001 this letter notifying them of its intention to issue the common shares and series C-1 preferred shares on, or after, July 27, 2001,to Oak Hill without seeking stockholder approval. (The Company will also issue the series C-2 preferred stock at the same time, which is not subject to the Exchange's Stockholder Approval Policy insofar as it is not convertible into common stock). The closing of the Transactions is anticipated to be completed on or after July 27, 2001, subject to satisfaction of closing conditions which include the completion of amendments to the Company's credit agreements. Additional information regarding the Company's financial restructuring is set forth in the Company's press release of July 16, 2001, a copy of which is enclosed herewith.


     As always, we appreciate your support.


                                                     Very truly yours,



                                                     William Fair
                                                     Chief Executive Officer


cc:      Judith McLevey, New York Stock Exchange